NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com
NYSE: NWE News Release FOR IMMEDIATE RELEASE	Media Contact: Claudia Rapkoch (866) 622-8081 claudia.rapkoch@northwestern.com Investor Relations Contact: Dan Rausch (605) 978-2902 daniel.rausch@northwestern.com

NORTHWESTERN ENERGY BOOSTS AND EXTENDS CORPORATE REVOLVING CREDIT FACILITY

SIOUX FALLS, So. Dak. – June 30, 2009 – NorthWestern Corporation d/b/a NorthWestern Energy (NYSE:NWE) today announced that it has amended and restated its corporate revolving credit facility to increase the amount to $250 million from the current $200 million and to extend the maturity date to June 30, 2012 from the existing November 1, 2009.

“This amendment provides NorthWestern with the liquidity necessary to support its growth plan,” said Brian Bird, Chief Financial Officer and Treasurer. “The fact that we obtained a three-year extension and increased the availability of the existing facility in this difficult banking environment demonstrates the company’s strong financial profile.”

The banks in the facility include Banc of America Securities LLC (Lead Arranger), JPMorgan Chase Bank, N.A. (Syndication Agent), Union Bank N.A. (Co-Documentation Agent) and U.S. Bank National Association (Co-Documentation Agent), Deutsche Bank, UBS Loan Finance, Bank of Nova Scotia, KeyBank Nat’l Assoc., and Credit Suisse.

About NorthWestern Energy

NorthWestern Energy provides electricity and natural gas in the Upper Midwest and Northwest, serving approximately 656,000 customers in Montana, South Dakota and Nebraska. More information on NorthWestern Energy is available on the Company's Web site at www.northwesternenergy.com.

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